Exhibit 99.1

180 Life Sciences Corp. CEO James Woody, MD, PhD Issues Letter to Stockholders

MENLO PARK, CA., November 17, 2020 (GLOBE NEWSWIRE) – 180 Life Sciences Corp. (NASDAQ: ATNF or the “Company”), a clinical-stage biotechnology company with its lead indication in Phase 2b/3, focused on the development of novel drugs that fulfill unmet needs in inflammatory diseases, fibrosis and pain, today released the following letter to stockholders from its Chief Executive Officer, Dr. James Woody.

Dear Fellow Shareholder,

On the heels of the November 9, 2020, closing of our merger with KBLM Merger Corp IV, resulting in 180 Life Sciences now being a stand-alone publicly traded company and its common stock being listed on The NASDAQ Capital Market under the symbol “ATNF”, I wanted to take this opportunity to personally communicate with you. It goes without saying that I appreciate your support in helping us get to where we are today and want to update you on our planned path moving forward.

As someone who has always believed that management is one of a company’s most important assets and often the key to its ultimate success, I want to start off by telling you a little about myself and why I have taken on this role at this point in my career. I also want to tell you about the world class team of scientists, physicians, and executives that we have put together that now comprise our management team and board of directors. I also want to talk to you about our drug pipeline, our plans moving forward, including what lies ahead for our company and our anticipated critical milestones.

I have dedicated my life to the medical profession. Having more than 25 years of biomedical research and management experience. I was the founding CEO and served as the Chairman at OncoMed Pharmaceuticals, Inc. I served as President at Roche Bioscience in Palo Alto, CA. where I was responsible for all bioscience research and development, ranging from genetics and genomics to clinical development of numerous new pharmaceuticals.

I started my career in biotech as the Chief Scientific Officer and Senior Vice President of Research and Development at Centocor, where I led the team responsible for developing Remicade, the first of the TNF (tumor necrosis factor) inhibitor biologics. This was in collaboration with Prof. Sir Marc Feldmann, one of the founders of 180 Life Sciences and the current Co-Chairman of the Board of Directors. Marc and I go back a long way, to the late 70s. Remicade was a breakthrough product, it was the first anti-TNF to show dramatic efficacy, and triggered the “antibody revolution”. According to a report in FiercePharma. Remicade sales topped $7 billion USD in 2016 and were $5 billion in 2019.

Prior to that, I served as a Commanding Officer and Director at U.S. Naval Medical Research and Development Command in Bethesda, Maryland, where I was responsible for a wide range of medical research and development activities ranging from transplantation research to infectious diseases. In our transplantation research program, which I headed, we founded the National Marrow Donor program, an amazing success for individuals who need a bone marrow transplant but do not have a matched donor.

I was responsible for the surveillance, detection and therapy for all Biologic Warfare Agents and Infectious Diseases in the first Gulf War and was honored to be awarded the U.S. Navy Legion of Merit for my service. I learned a lot about effective management in the Navy.

I continue to serve as a Director of several medical companies, including ProteinSimple, Neuraltus Pharmaceuticals, Talima Therapeutics, Inc., FortéBio Inc., and IntegenX Inc. I also previously served as a Director of Bayhill Therapeutics, Inc, TetraLogic Pharmaceuticals, Inc., and OncoMed Pharmaceuticals, Inc.

While I believe my background and experience enables me to lead 180 Life Sciences, I also fundamentally believe in the importance of having a high-quality team around me to help ensure we reach our collective goal of creating sustainable stockholder value. I’d now like to introduce the rest of our management team that consists of highly regarded and accomplished executives, scientists and physicians whose backgrounds really speak for themselves.

Prof. Sir Marc Feldmann, Co-Chairman of the Board of Directors – A leading immunologist, professor at the University of Oxford and the inventor of anti-TNF therapy, which according to Research and Markets, in is the world’s biggest-selling drug class, with sales of approximately $40 billion in recent years. With his team, he discovered the advantages of targeting TNF, as well as using combination therapies. Working with Sir Ravinder Maini and myself, Centocor Biotech (now Janssen Biotech, a part of Johnson & Johnson) licensed Prof. Feldmann’s key patent to develop Remicade, which is one of the best-selling drugs in the world according to FiercePharma, and AbbVie licensed his patents for use with Humira, cited as the world’s best-selling drug by BioProcess International. Sir Marc is intimately involved in the development of 2 of the 3 projects being developed by 180 Life Sciences, new uses of anti-TNF and synthetic cannabidiol analogues. He is a Fellow of the Royal Society and a foreign Member of the National Academy of Sciences, USA.

Prof. Lawrence Steinman, Co-Chairman of the Board of Directors – Professor of Neurology and Pediatrics at Stanford University. Prof. Steinman’s work led to the development of Tysabri, a highly effective treatment for multiple sclerosis and inflammatory bowel disease. Tysabri was sold to Biogen for $3.25 billion in 2013. He also founded Neurocrine Biosciences, a NASDAQ-listed company with an approximately $8.6 billion market cap. His lab at Stanford University is dedicated to understanding the pathogenesis of autoimmune diseases, particularly multiple sclerosis. He served on the Board of Centocor and currently serves as an advisor to Atreca. Prof. Steinman received a B.A. from Dartmouth College and M.D. from Harvard Medical School, and is a Member of the National Academy of Sciences, USA.

Dr. Jonathan Rothbard, Chief Scientific Officer – Responsible for helping to establish a variety of biotech startups, including Amylin Pharmaceuticals (which was sold to AstraZeneca and Bristol-Myers Squibb for $7 billion), ImmuLogic, CellGate and Cardinal Therapeutics. Dr. Rothbard completed his post-doctoral fellowship with Dr. Gerald Edelman at Rockefeller University and served as Head of the Molecular Immunology laboratory at the Imperial Cancer Research Fund in London, England, before returning to Stanford University.

Prof Steinman and Dr Jonathan Rothbard are developing the Alpha 7, agonists to α7 Nicotinic Acetylcholine receptor.

We also previously announced the appointments of Professor Richard Barker, Larry Gold MD., Shoshana Shendelman PhD., and Donald McGovern Jr., to our Board of Directors. They are very experienced and highly regarded in the biotech Industry.

I’d like to now tell you a little about our exciting pipeline which includes three clinical programs addressing the following indications:

1.	Early Dupuytren’s contracture, a fibrotic disease of the hand, which is in Phase 2b/3, with results expected in 2H 2021. Dupuytren’s disease is estimated to impact over 11 million Americans, and about the same number in the European Union. Our trial is focused on treating early and preventing the progress of the disease to avoid the hand contracture disability. This project is entirely grant funded.

2.	Frozen shoulder, with a grant to initiate the clinical study recently awarded by the National Institute of Health Research, U.K. Due to COVID-19, we plan to start the trial in Q3 2021. Again, we plan to try and avoid the pain and disability associated with Frozen Shoulder by treating early.

3.	Post-operative cognitive delirium disorder and dysfunction, a major unmet clinical need occurring in the elderly patient population, most commonly following lengthy anesthesia during hip fracture repair or after CABG (Coronary Artery Bypass Graft). We hope to be able reduce or prevent this dysfunction.

Additionally, our pre-clinical discovery programs include:

1.	A program focused on the development of unique, Food and Drug Administration (FDA)-approved, pharmaceutical-grade oral synthetic cannabidiol analogs to treat pain that is specifically focused on arthritis. This project is run in Israel and Oxford, England. We are working with one of the foremost authorities on Cannabis chemistry and the discoverer of the body’s own “cannabinoids”, Prof Raphael Mechoulam. To optimize uptake we are working with an expert in cannabinoid drug delivery, Prof Avi Domb in Jerusalem, Israel.

2.	The α7nAChR program, which aims to develop α7nAChR agonists for the treatment of inflammatory diseases, initially ulcerative colitis induced after cessation of smoking.

We look forward to the results of our Phase 2b/3 study on Dupuytren’s contracture, a disease that impacts a large total addressable market estimated to comprise over 22 million in the US and EU. We believe that if we are able to successfully commercialize this drug, of which there can be no assurance, it has the potential to generate significant revenues for the Company.

It is important to note that our business model itself is unique for a biotech company. Almost all our clinical studies to date have been funded in full through grants. While ultimately, we intend to fund some studies internally, we anticipate our operating expenses will remain low relative to our peers. There are many advantages of doing clinical development mostly with academic leaders, both in cost, efficiency and credibility.

I’d like to close by telling you why I took the role as CEO and what my personal goal is for the Company. My goal and the goal of the other members of management is to build stockholder value by developing world leading products to solve unmet medical needs. As management and insiders currently own over 50% of the Company, we believe our goals are directly aligned with the stockholders of the Company. Many members of our management team have not taken a salary to date. Future compensation will be conservative, favoring equity over cash.

The good news for stockholders is that my team and I have done this before. We are a team who have developed not one but many blockbuster drugs. Our goal for 180 Life Sciences is to execute on a model we all know well, building upon past success, experience, and relationships to bring our pipeline candidates to market. We look forward to working hard for our collective benefit and communicating with you regularly moving forward. Thank you again for your invaluable support.

Sincerely,

James Woody MD, PhD

CEO, 180Life Sciences

About 180 Life Sciences Corp.

180 Life Sciences Corp. is a clinical-stage biotechnology company focused on the development of novel drugs that fulfill unmet needs in inflammatory diseases, fibrosis and pain by leveraging the combined expertise of luminaries in therapeutics from Oxford University, the Hebrew University and Stanford University. 180 Life Sciences is leading the research into solving one of the world’s biggest drivers of disease – inflammation. The Company is driving groundbreaking studies into clinical programs, which are seeking to develop novel drugs addressing separate areas of inflammation for which there are no effective therapies. The Company’s primary platform is a novel program to treat fibrosis using anti-TNF (tumor necrosis factor), with its lead program in phase 2b/3 clinical trials.

Forward-Looking Statements

This press release includes “forward-looking statements”, including information about management’s view of the Company’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation, statements relating to the continued listing of the Company on The NASDAQ Stock Market; expectations regarding the capitalization, resources and ownership structure of the Company; expectations with respect to future performance, growth and anticipated acquisitions; the ability of the Company to execute its plans to develop and market new drug products and the timing and costs of these development programs; estimates of the size of the markets for its potential drug products; potential litigation involving the Company or the validity or enforceability of the intellectual property of the Company; global economic conditions; geopolitical events and regulatory changes; access to additional financing, and the potential lack of such financing; and the Company’s ability to raise funding in the future and the terms of such funding. These risk factors and others are included from time to time in documents the Company files with the Securities and Exchange Commission, including, but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks, as well as in the definitive proxy statement/prospectus that the Company filed in connection with the recent merger. These reports and filings are available at www.sec.gov. All subsequent written and oral forward-looking statements concerning the Company, the transactions described herein or other matters and attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The forward-looking statements included in this press release are made only as of the date hereof. The Company cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as otherwise provided by law.

Investors:

Jason Assad
Director of IR
180 Life Sciences Corp
678-570-6791
Jason@180lifesciences.com

Media Relations:

David Schull

David.Schull@russopartnersllc.com

(212) 845-4271

Eric Ando

Eric.Ando@russopartnersllc.com

(646) 218-4604

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